Exhibit 99.G

May 4, 2007

TRANSDIGM GROUP INCORPORATED

1301 East 9th Street, Suite 3710

Cleveland, Ohio 44114

CREDIT SUISSE SECURITIES (USA) LLC

11 Madison Avenue

New York, NY 10010-3629

BANC OF AMERICA SECURITIES, LLC

9 West 57th Street

New York, NY 10019

LEHMAN BROTHERS INC.

745 Seventh Avenue

New York, NY 10019

UBS SECURITIES LLC

299 Park Avenue

New York, NY 10171

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement, pursuant to which an offering (the “Offering”) will be made that is intended to result in the establishment of an orderly market for the common stock of TransDigm Group Incorporated, and any successor (by merger or otherwise) thereto (the “Company”), the undersigned hereby agrees, subject to the terms of the fourth paragraph of this Lock-Up Agreement, that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any membership interests (the “Membership Interests”) in TD Group Holdings, LLC, a Delaware limited liability company (“TD LLC”), or securities convertible into or exchangeable or exercisable for any Membership Interests, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Membership Interests, whether any such aforementioned transaction is to be settled by delivery of the Membership Interests or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or authorize the transfer of Membership Interests by any other members of TD LLC pursuant to Section 7(b)(i) of the Limited Liability Company Agreement of TD LLC, dated March, 2, 2006, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”).

The initial Lock-Up Period will commence on the date that the Underwriting Agreement in respect of the Offering is executed and delivered by all of the parties thereto and shall continue and include the date 90 days after the date of the Prospectus (as defined in the Underwriting Agreement) or such earlier date that Credit Suisse consents in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension.

The undersigned hereby acknowledges and agrees that written notice of any extension of the initial Lock-Up Period pursuant to the previous paragraph will be delivered by Credit Suisse to the Company (in accordance with Section 11 of the Underwriting Agreement) and that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned. The undersigned further agrees that, prior to engaging in any transaction or taking any other action, in each case that is subject to the terms of this Lock-Up Agreement during the period from the date that this Lock-Up Agreement becomes effective to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the initial Lock- Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Notwithstanding anything contained herein to the contrary, during the Lock-Up Period (including any extension thereof), the following transfers of Membership Interests may be made without the consent of Credit Suisse: (i) a transfer of Membership Interests to a controlled affiliate; (ii) a distribution of Membership Interests to your partners, provided, in the case of clauses (i) and (ii) above, the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer and such transfer shall not involve a disposition for value; or (iii) a disposition of Membership Interests by the undersigned or any other member of TD LLC in the form of a redemption of such Membership Interests by TD LLC, provided that this clause (iii) shall only apply to the extent such Membership Interests are redeemed in connection with a distribution by TD LLC to the undersigned or any other member of TD LLC of shares of common stock of the Company, which shares of common stock are sold by the undersigned or any other member of TD LLC to the Underwriters under the terms of the Underwriting Agreement.

In furtherance of the foregoing, TD LLC is hereby authorized to decline to make any transfer of Membership Interests if such transfer would constitute a violation or breach of this Lock-Up Agreement.

This Lock-Up Agreement shall be binding on the undersigned and the successors and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void if the Offering shall not have occurred on or before June 30, 2007 or, if earlier, the date on which the Company notifies you in writing that it does not intend to proceed with the proposed Offering.

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Nothing contained herein shall be deemed to alter or otherwise amend the terms and conditions set forth in the limited liability company agreement of TD LLC, and the restrictions set forth herein are in addition to (and not in limitation of) the restrictions on transfer of the Membership Interests that are set forth in such limited liability company agreement.

Very truly yours,

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By: Warburg Pincus Partners LLC, its General Partner

By: Warburg Pincus & Co., Managing Member

By:	/s/ Kevin Kruse
	Name:	Kevin Kruse
	Title:	Managing Director